UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934
Date of Report (Date of earliest event reported): March 1, 2016 (February 24, 2016)

ACELITY L.P. INC.
(Exact name of registrant as specified in its charter)

Guernsey	333-184233-14	98-1022387
(State or other jurisdiction of incorporation or organization)	Commission File Number	(I.R.S. Employer Identification No.)

12930 West Interstate 10 San Antonio, Texas	78249
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code: (210) 524-9000

Not applicable
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

The governing board of directors (the “Board”) of Acelity L.P. Inc. (the “Company”) is the board of directors of Chiron Holdings GP, Inc., the general partner of Chiron Guernsey Holdings L.P. Inc., which is the parent of the Company.

On February 24, 2016, the Board approved the Third Amended and Restated Chiron Guernsey Holdings L.P. Inc. Executive Equity Incentive Plan (as amended, restated, or otherwise modified from time to time, the “Plan”), which the Company’s named executive officers participate in, to add vesting provisions for certain qualifying participants in the Plan who, in the event of specified change of control transactions in which a portion of the consideration receivable by the Company’s financial sponsors (the “Sponsors”) is subject to an escrow or certain restrictions, (i) do not receive a comparable offer of employment from the successor in such change of control transaction or (ii) receive such comparable offer and continue employment for a specified period of time (or whose employment is earlier terminated (a) other than for cause or (b) due to resignation due to the failure of such successor to honor the comparable offer terms). Pursuant to such added vesting provisions, such participants’ performance-based profits interest units remain outstanding and eligible to vest until the later of (i) the date of the final payment of the portion of the consideration receivable by the Sponsors that is subject to an escrow and (ii) the expiration of the restrictions to which the applicable portion of the consideration receivable by the Sponsors is subject, as applicable, and any unvested portion of such participants’ performance-based profits interest units which thereafter remain unvested is forfeited.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ACELITY L.P. INC. (REGISTRANT)

Date: March 1, 2016	By:	/s/ John T. Bibb
	Name:	John T. Bibb
	Title:	Authorized Signatory